UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 3, 2008
G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-18183	41-1590959
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

512 Seventh Avenue	10018
New York, New York	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 403-0500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On October 3, 2008, we entered into an amendment to our employment agreement with Sammy Aaron, our Vice Chairman. Pursuant to the amendment, (a) the term of the agreement was extended to January 31, 2011, with automatic one year renewals unless either party gives written notice to the other at least six months prior to the expiration of the agreement or any renewal term that the agreement is not to be renewed, (b) Mr. Aaron’s annual salary under the agreement will be increased to $750,000 effective February 1, 2009, and (c) effective for the fiscal year ending January 31, 2010, Mr. Aaron will be entitled to receive a bonus of up to 4% of our Pre-Tax Income (as defined therein) in excess of $2,000,000. In addition, if a Change in Control (as defined therein) occurs and Mr. Aaron is terminated without justifiable cause (as defined therein) or resigns for good reason (as defined therein) within three months of the event giving rise to such good reason, he will be entitled to continuation of specified benefits and periodic severance payments totaling 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment.
     A copy of the amendment to Mr. Aaron’s employment agreement is filed herewith as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Amendment to Employment Agreement, dated as of October 3, 2008, between G-III Apparel Group, Ltd. and Sammy Aaron.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G-III APPAREL GROUP, LTD.

Date: October 6, 2008	By: Name:	/s/ Neal S. Nackman Neal S. Nackman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment to Employment Agreement, dated as of October 3, 2008, between G-III Apparel Group, Ltd. and Sammy Aaron.